Exhibit 99.1

         Pier 1 Imports, Inc. Announces Sale of Its Foreign Subsidiary; Subsidiary Operates The Pier Stores Located in the U.K. and Ireland

     FORT WORTH, Texas--(BUSINESS WIRE)--March 20, 2006--Pier 1 Imports, Inc. (the "Company") (NYSE:PIR) announced today that it has sold its subsidiary The Pier Retail Group Limited, based in England, and its subsidiaries (collectively, "The Pier") to Palli Limited for approximately $15 million. Palli Limited is a wholly owned subsidiary of Lagerinn ehf, an Iceland corporation owned by Jakup a Dul Jacobsen. Collectively Lagerinn and Mr. Jacobsen beneficially own approximately 9.9% of the Company's common stock. As of February 25, 2006, the Company operated over 40 The Pier stores and concessions located in the United Kingdom and Ireland.
     The Company recorded a non-cash pre-tax impairment charge of approximately $7 million in the fiscal year 2006 fourth quarter to state its investment in this subsidiary at estimated fair value as of February 25, 2006. The results of this subsidiary will be classified as discontinued operations for all periods presented in the Company's consolidated financial statements.
     Fourth quarter and fiscal 2006 year-end results and March sales will be reported on April 6, 2006 and the Company will conduct a conference call on that date.
     Pier 1 Imports is North America's largest specialty retailer of imported decorative home furnishings and gifts with Pier 1 Imports(R) stores in 49 states, Puerto Rico, Canada, and Mexico; and Pier 1 Kids(R) stores in the United States.


     CONTACT: Pier 1 Imports, Inc., Fort Worth
              Cary Turner, 817-252-8400